Exhibit 10.6

Crown Castle International Corp.

Summary of Non-Employee Director Compensation

Initial Equity Grant. Each newly appointed or elected non-employee director is granted, pursuant to the Crown Castle International Corp. (“Company”) 2013 Long-Term Incentive Plan, as amended, a number of unrestricted shares of common stock of the Company (“Common Stock”) having a valuation equal to approximately $90,000, priced at the per share closing price of the Common Stock as of the effective date of the director’s appointment or election.

Annual Equity Grant. At the Board’s first regularly scheduled meeting of each year, each non-employee director is granted shares of Common Stock having a valuation equal to approximately $155,000 ($230,000 in the case of the Chairman of the Board), priced at the per share closing price of the Common Stock as of the date of such Board meeting. On February 18, 2016, the Board granted (1) 1,801 shares of common stock (based upon the closing price of the Common Stock of $86.02 per share on February 18, 2016) to each non-employee director of the Board, other than J. Landis Martin (or a pro-rated amount thereof to any director not expected to serve past the 2016 annual meeting of stockholders) and (2) 2,673 shares of common stock (based upon the closing price of the Common Stock of $86.02 per share on February 18, 2016) to J. Landis Martin for service as non-employee Chairman of the Board.

Retainers. Each non-employee director receives an annual retainer, paid in quarterly installments, of $75,000 (plus an additional (1) $20,000 for the Chair of the Audit Committee, (2) $15,000 for the Chair of the Compensation Committee, (3) $10,000 for the Chair of each of the Nominating & Corporate Governance Committee and Strategy Committee, and (3) $5,000 for each member of the Audit Committee other than the Chair), and reimbursement of reasonable incidental expenses.

Other Benefits. Each non-employee director is eligible to participate, at such director’s cost and election, in the Company’s medical and dental plans.

Employee Directors. A director who is also an employee of the Company receives no additional compensation for services as a director.